                                                                    EXHIBIT 2.18

                           ASSET PURCHASE AGREEMENT



                                     among

                         AMEDISYS SURGERY CENTERS, LC


                       a Texas Limited Liability Company


                                      and



                         PERMIAN SURGICAL CENTER, INC.
                                      dba
                           TANGLEWOOD SURGERY CENTER

                              a Texas Corporation


                         Dated as of October 23, 1998

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

                               TABLE OF CONTENTS

                                                             Page No.

                                   ARTICLE I

                            PURCHASE OF ASSETS...................  1
     1.1     Assets To Be Acquired...............................  1
     1.2     Employees...........................................  3

                                  ARTICLE II

                               PURCHASE PRICE....................  3
     2.1     Payment of Purchase Price...........................  3

                                  ARTICLE III

                                  CLOSING........................  3
     3.1     Closing.............................................  3

                                  ARTICLE IV

     4.1     Representations of PURCHASER........................  4
     4.2     Representations of SELLER...........................  5

                                   ARTICLE V

                                 COVENANTS....................... 10
     5.1     Covenants of SELLER................................. 10
     5.1.1   Existence and Rights................................ 10
     5.1.2   Consents............................................ 10
     5.1.3   Closing Documents................................... 11
     5.2     Covenants and Agreements of PURCHASER............... 11
     5.3     Mutual Covenants and Agreements..................... 11
     5.4     Forwarding of SELLER's Collected Receivables........ 13
     5.5     Forwarding of Telephone Calls....................... 13
     5.6     Risk of Loss........................................ 13

                                  ARTICLE VI

                    CONDITIONS PRECEDENT TO OBLIGATIONS.......... 14
     6.1     Conditions to SELLER's Obligations.................. 14
     6.2     Conditions to Obligations of PURCHASER.............. 15

                                  ARTICLE VII

                           BULK SALES COMPLIANCE................. 17
     7.1     Bulk Sales Compliance............................... 17

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                                 ARTICLE VIII

                               INDEMNIFICATION................... 17
     8.1     Indemnification by SELLER........................... 17
     8.3     Indemnification by PURCHASER........................ 17
     8.5     Procedure for Indemnification....................... 18

                                  ARTICLE IX

                               MISCELLANEOUS..................... 19
     9.1     Notices............................................. 19
     9.2     Captions............................................ 19
     9.3     Waivers............................................. 20
     9.4     No Third-Party Beneficiaries........................ 20
     9.5     Counterparts........................................ 20
     9.6     Severability........................................ 20
     9.7     Remedies of PURCHASER............................... 20
     9.8     Governing Law....................................... 20
     9.9     Attorneys' Fees..................................... 20

SCHEDULES
------------------

Schedule 1.1(b)   -   September 30, 1998 Balance Sheet
Schedule 1.1(c)   -   Machinery and Equipment
Schedule 1.1(d)   -   Supplies and Inventory
Schedule 1.1(e)   -   Licenses and Permits
Schedule 1.1(f)   -   Contracts
Schedule 1.1(g)   -   Personal Property Leases, Sub Leases
                      and Assignments
Schedule 1.1(h)   -   Real Property Leases
Schedule 1.1(k)   -   Manuals and Marketing Materials
Schedule 1.2      -   Employee Benefits
Schedule 2.1(c)   -   Term Note
Schedule 2.1(d)   -   Guaranty
Schedule 2.1(e)   -   Security Agreement
Schedule 4.2(b)   -   Governmental Consents
Schedule 4.2(i)   -   Hazardous Materials
Schedule 4.2(l)   -   Physician Utilization
Schedule 4.2(n)   -   Litigation
Schedule 4.2(p)   -   Employees
Schedule 5.5(a)   -   Bill of Sale
Schedule 5.5(b)   -   Assignment of Contracts
Schedule 5.5(c)   -   Assignment of Leases

Exhibit A         -   Promissory Note

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                           ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made by and among [Permian Surgical Center, Inc. a Texas corporation] doing business as Tanglewood Surgery Center, ("SELLER"), and Amedisys Surgery Centers, LC., a Texas limited liability company ("PURCHASER").

                                   RECITALS

          WHEREAS, SELLER owns and operates an outpatient ambulatory surgery center known as Tanglewood Surgery Center located at 4241 Tanglewood, Odessa, Texas 79762 (the "Surgery Center").

          WHEREAS, PURCHASER is a Texas limited liability company formed for the purpose of acquiring and operating an ambulatory surgery center;

          WHEREAS, PURCHASER is willing to buy and SELLER is willing to sell upon the terms and conditions as hereinafter set forth certain assets of the Surgery Center;

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                              PURCHASE OF ASSETS

     1.1 Assets To Be Acquired. Subject to the terms of this Agreement, SELLER shall transfer to PURCHASER on the Closing Date (as hereinafter defined) all right, title and interest of SELLER, in and to the following to the extent and only to the extent assignable:

          (a) All accounts receivable set forth on the October 31, 1998 balance sheet of the Surgery Center.

          (b) The prepaid items listed on the SELLER's Balance Sheet dated October 31, 1998, (the "Balance Sheet") attached hereto as Schedule 1.1(b) and made a part hereof.

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

          (c) The machinery and equipment listed on Schedule 1.1(c) attached hereto and made a part hereof (collectively the "Equipment").

          (d) The supplies and inventory listed on Schedule 1.1(d) attached hereto and made a part hereof.

          (e) The regulatory licenses, approvals and registrations listed on
Schedule 1.1(e) attached hereto and make a part hereof to the extent assignable by seller.

         (f) The contracts listed on Schedule 1.1(f) attached hereto and made a part hereof (collectively the "Contracts"). Copies of the written contracts listed on Schedule 1.1(f) are collectively attached hereto as Schedule 1.1(f)(A) and made a part hereof.

         (g) The leases listed on Schedule 1.1(g) attached hereto and made a part hereof (collectively the "Leases").

         (h) The customer lists and vendor lists delivered on the Closing Date (as hereinafter defined) by SELLER to PURCHASER.

         (i) The marketing materials, training materials, office and reference manuals listed on Schedule 1.1(k) attached hereto and made a part hereof.

         (j) All goodwill associated with the Surgery Center.

     It is the intention of the parties that all of the assets, properties, and rights of SELLER used in and reasonably necessary to conduct the Surgery Center business, as of the Effective Date (as defined herein), be transferred and conveyed to PURCHASER pursuant to this Agreement. To the extent that any such asset, property and rights of SELLER are not specifically identified above, SELLER shall execute and deliver such other documents and instruments and take such other action as PURCHASER shall reasonably request to transfer and convey such assets, properties and rights to PURCHASER.

     All of the foregoing assets specified in sub-paragraphs 1.1(a) through 1.1(k) inclusive are sometimes collectively referred to as the "Assets".

     PURCHASER is not assuming any liability for any obligations of SELLER except as specifically provided herein.

          1.2 Employees. It is understood and agreed that the employees of the Surgery Center Business will continue as employees of SELLER through the Effective Date at which time they will be

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discharged by SELLER. PURCHASER may hire all or some of such employees following the Effective Date.


                                  ARTICLE II

                                PURCHASE PRICE

          2.1 Payment of Purchase Price. The total aggregate purchase price for the Assets to be transferred to PURCHASER shall be $500,000 (the "Purchase Price") payable as follows:

       a. The sum of $50,000 payable in cash in the form of a check at the Closing.

       b. The sum of $50,000 in the form of a promissory note payable to SELLER included herein as Exhibit A;

       c. The sum of $400,000 in the form of a purchase note Payable to SELLER included herein as Exhibit B;

                                  ARTICLE III

                                    CLOSING

          3.1 Closing. The closing (the "Closing" or "Closing Date") of the purchase and sale of the assets and the transactions contemplated by this Agreement shall occur on October 23, 1998, at 5:00 p.m. at the Surgery Center or at such other time and/or place as may be mutually agreed by the parties to this Agreement. Regardless of when Closing occurs, it shall be effective as of 6:00 a.m. on November 1, 1998 (the "Effective Date") and SELLER and PURCHASER agree to acknowledge and use the Effective Date for all purposes, including accounting and federal and state tax reporting purposes.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

          4.1 Representations of PURCHASER In addition to any other representations and warranties of PURCHASER made in this Agreement, PURCHASER further represents and warrants to SELLER as follows:

     (a)    Corporate Existence.    PURCHASER is presently and will be on the
Closing Date, a limited liability company duly organized,

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validly existing and in good standing under the laws of the State of Texas with full power and authority to purchase the Assets.

     (b) Governmental Consents. No consent or approval by any governmental authority is or will be required in connection with the execution, delivery and performance of this Agreement by PURCHASER or the consummation by PURCHASER of the transactions contemplated in this Agreement.

     (c) Full Disclosure. No representation or warranty by PURCHASER in this Agreement or any statement or instrument furnished, or to be furnished, by any of them to SELLER pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to prevent any such statement from becoming inaccurate, misleading, erroneous or untrue.

     (d)    Brokerage.   PURCHASER has not entered into any agreement with any
individual or entity for the payment of any commission, brokerage, finders or other fee in connection with the execution of this Agreement or the transactions contemplated hereunder.

     (e)    No Disability.    As of the date of this Agreement, PURCHASER is not
and will not be under any legal disability to enter into and perform this Agreement and, at all times from the date of this Agreement until the Closing, PURCHASER shall have the full power and authority to perform all of its respective obligations under this Agreement.

     (f)    Authority Relative to this Agreement.   The execution, delivery and
performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and effectively authorized by PURCHASER and the members of PURCHASER and this Agreement, together with each schedule attached hereto, is valid, legally binding and enforceable against PURCHASER in accordance with its terms and their terms.

     (g)    No Insolvency.    The purchase of the Assets shall not render
PURCHASER insolvent.

     All of the representations, warranties, agreements, and obligations of PURCHASER as set forth in this Agreement and the foregoing paragraphs are deemed to be continuing and shall survive the Closing of this transaction and shall be true as of the Closing Date.

     4.2 Representations of SELLER. In addition to any other representations and warranties of SELLER made in this Agreement, as

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

set forth herein, SELLER further represents and warrants to PURCHASER as follows:

     (a) Assets. To the best of SELLER's knowledge and belief in good operating condition and in reasonable repair, free and clear from any known defects, except such minor defects as do not interfere with continued use thereof.

     (b) Ownership. Seller is the beneficial owner of the Assets and has good and marketable title to and the absolute right to sell, assign, and transfer the Assets to Purchaser, free and clear of any interests, security interest, claims, liens, pledges, penalties, charges, encumbrances, buy-sell agreements, or other rights of any party whatsoever of every kind and character by, through, or under seller. Upon delivery of and payment of the purchase price in accordance with this Agreement, good and marketable title thereto shall be delivered to Purchaser, free and clear of any interest, security interest, claims, liens, pledges, penalties, charges, encumbrances, buy-sell agreements, or other rights of any party whatsoever claiming by, through, or under seller.


     (c) Governmental Consents. No consent or approval by any governmental authority is or will be required in connection with the execution, delivery and performance of this Agreement by SELLER or the consummation by SELLER of the transactions contemplated herein except with respect to the transfer of the regulatory licenses, approvals and registrations listed on Schedule 4.2(b) attached hereto.

     (d) Full Disclosure. No representation or warranty by SELLER in this Agreement or any statement of instrument furnished, or to be furnished, by SELLER to PURCHASER pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact presently known to seller necessary to prevent any such statement from becoming inaccurate, misleading, erroneous or untrue.

     (e)    Existence.   SELLER is presently and will be on the Closing Date a
corporation duly organized, validly existing and in good standing under the laws of the State of Texas with full power and authority to own, manage, operate, encumber, transfer, sell and lease its properties.

     (f)    Insurance.   SELLER shall maintain in full force and effect until
the Closing, at its sole cost and expense, all insurance policies covering the Assets. SELLER shall also obtain at its expense, "tail" or "previous acts" malpractice insurance coverage for any potential claims for pre-Effective Date business conducted by SELLER.

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

     (g)    No Disability.    As of the date of this Agreement and as of the
Closing Date, SELLER is not and will not be under legal disability to enter into and perform this Agreement and, at all times from the date of this Agreement until the Closing, SELLER shall have the full power and authority to perform all of its respective obligations under this Agreement.

     (h)    Brokerage.   SELLER has not entered into any agreement with any
individual or entity for the payment of any commission, brokerage, finders or other fee in connection with the execution of this Agreement or the transactions contemplated hereunder.

     (i) Authority Relative to this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and effectively authorized by the Board of Directors of SELLER and the shareholders of SELLER and this Agreement, together with each schedule attached hereto, is valid, legally binding and enforceable against SELLER in accordance with its terms and their terms.

     (j) Compliance With Law. SELLER believes that it has conducted the business of the Surgery Center in compliance in all material respects with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to the Surgery Center bus iness, including without limitation, all laws, statutes, licensing requirements, rules and regulations and decisions applicable to the
Surgery Center business (i) regarding the disposal of its medical waste;   (ii)
regarding Medicare and Medicaid fraud and abuse. SELLER contracts with Biomedical Waste Systems for disposal of its medical waste.

No enforcement action, litigation or other proceedings or claims has been brought or, to the best knowledge of SELLER, threatened against SELLER during the period that SELLER has owned the property at 4241 Tanglewood, Odessa, Texas (the "Property") alleging use of any Hazardous Materials on, from or under the Property. Schedule 4.2(i) sets forth a list of all environmental reports relating to the Surgery Center Business prepared by, for or on behalf of SELLER, and SELLER has delivered or made available true and complete copies of all such reports to PURCHASER.

          For purposes of this Agreement, the following terms shall have the following meanings:

          "Hazardous Materials" means any and all flammable, corrosive or ignitable materials, explosives, petroleum or petroleum by-products, asbestos, radioactive materials, hazardous waste, toxic substances or related materials, to the extent those materials and substances are defined as "hazardous substances," "hazardous materials,"

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        "hazardous wastes" or "toxic substances" in, or are otherwise governed by, the Environmental Laws, but shall expressly include those materials excluded by 42 U.S.C. Section 9601(14).

          "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Hazardous Materials Transpor tation Act, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Porter-Cologne Water Quality Act; including all amendments thereto, replacements thereof, and regulations and publications promulgated pursuant thereto and any other federal, state or local law, rule or regulation relating to the environment (including the work place) or regulating the use of Hazardous Materials to the extent the same are applicable to SELLER or the Property.

     (k) Medicare and Medicaid. The SELLER is licensed by the Texas Department of Health to operate the Surgery Center as an ambulatory surgery center, and the Surgery Center is certified and qualifies for reimbursement under Medicare and Medicaid as an ambulatory surgery center.

     (l) Contracts and Commitments. There are no material contracts, commitments, leases, permits, and other instruments binding upon SELLER with respect to the Surgery Center business, including, without limitation, any agreements or arrangements (written or oral) granting any person the right to purchase, use or occupy the premises used in connection with the Surgery Center business, except as set forth in Schedules 1(f), and (g).

     To the best of SELLER's knowledge, (i) all of the contracts, and leases listed on Schedules 1.1(f) and 1.1(g) are in full force and effect and are valid, binding and enforceable in accordance with their respective provisions;
(ii) SELLER is not in default of any contract or lease listed on Schedule 1.1(f) and Schedule 1.1(g), nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a default with respect to the payment or performance of any obligation thereunder; and no claim of such a default has been asserted and there is no basis upon which such a claim could validly be made. No notice has been received by SELLER claiming any such default or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

     (m) Financial and Operating Information

          (i) To the best of seller's knowledge, based on information and belief, Schedule 4.2(l) contains a complete

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and accurate chart setting forth the physician utilization of the Surgery Center for 1997 and for the months of January through September of 1998.

          (ii) SELLER has heretofore delivered to PURCHASER the following financial statements: (i) a balance sheet as of September 30, 1998, (ii) an income statement as of September 30, 1998, and (iii) an income statement for each month in 1998, (collectively, the "Financial Statements"). The Financial Statements (i) are in accordance with the books and records of SELLER, (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (iii) fairly and accurately present the assets, liabilities (including all reserves) and financial position of SELLER as of the date thereof and the results of operations for the periods then ended. As of the September 30, 1998 balance sheet, there were no liabilities of SELLER which, in accordance with generally accepted accounting principles, should have been shown on such balance sheet.

     (n) Absence of Certain Changes and Events. Since September 30, 1998, there has not been any material adverse change in the financial condition assets, liabilities, business or prospects of SELLER or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such adverse change which would directly effect the transactions herein;

     (o) Litigation. Except as set forth on Schedule 4.2(n) there is no action, order, writ, injunction, judgment or decree outstanding or any claim, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively "Actions") pending or, to the best knowledge of SELLER, threatened or anticipated (i) against, related to or affecting the Assets (ii) seeking to delay, limit or enjoin the transactions contemplated by this Agreement; or (iii) in which SELLER is a plaintiff. SELLER is not subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there is no unsatisfied judgments against the SELLER.

     (p) Taxes. All taxes, including, without limitation, income, property, sales, use, franchise, value added, employees, income withholding, social security and other employee-related taxes, imposed by the United States, by any state, municipality, other local government or other subdivision or instrumentality of the United States, or by any foreign country or any state or other government thereof, or by any other taxing authority, that are due and payable by SELLER and all interest and penalties thereon, whether disputed or not (collectively, "Taxes"), and which would result in the imposition of a lien, claim, or encumbrance on the Assets, or other than Taxes which are not yet due and payable, have been paid in full or contested in appropriate proceedings, all tax returns required to be filed in connection therewith have been accurately prepared and duly and

                                       11
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timely filed and all deposits required by law to be made by SELLER with respect to employees' withholding or other Taxes have been duly made. SELLER is not delinquent in the payment of any Taxes, assessment or governmental charge or deposits which would result in the imposition of a lien, claim or encumbrance on the Assets and SELLER has no Taxes, deficiency or claim outstanding, proposed or assessed against it, and to the best of SELLER's knowledge and belief there is no basis for any such deficiency or claim, which would result in the imposition of any lien, claim or encumbrances on the Assets.

     (q) Labor Relations. As set Forth in Schedule 4.2(p), attached hereto, is a complete list of all employees of SELLER and with respect to each such employee, each employee's: (i) hire date; (ii) current wage or salary; (iii) age; and
(iv) social security number.

     (r) Seller's Relationships. To the best of SELLER's knowledge and belief, neither SELLER nor any person having any direct or indirect equity interest in SELLER, has any material financial interest or other relationship, direct or indirect, in any supplier of SELLER, any party to any contract which is material to the Surgery Center business, or with any employee of the SELLER or any physician practicing or performing services at the Surgery Center other than Ralph Cepero, M.D.

     (s) No Other Agreements to Sell the Assets. Neither SELLER nor any of its officers, employers or affiliates have any commitment or obligation, absolute or contingent, to any other person or firm other than PURCHASER to, directly or indirectly, sell, assign, transfer, or effect a sale of the Assets, to effect any liquidation, dissolution or other reorganization of SELLER.

     (t) Books and Records. SELLER has made and kept and given PURCHASER, and PURCHASER's representatives, access to books and records which, in reasonable detail, accurately and fairly reflect the activities of the Surgery Center.


                                   ARTICLE V

                                   COVENANTS


     5.1 COVENANTS OF SELLER. SELLER covenants and agrees that it will comply with each of the covenants and agreements set forth in paragraph 5.2, the fulfillment of each of which shall constitute a condition precedent to PURCHASER'S obligations to purchase the Assets at the Closing.

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     5.2.      EXISTENCE AND RIGHTS.  Between the date hereof and the Closing
Date, SELLER will take all necessary actions to keep in full force and effect its existence. During the period from the date hereof to the Effective Date, SELLER shall not, without the written consent of the PURCHASER, which consent shall not be unreasonably withheld;

          (a) Enter into any material transaction not in the ordinary course of business except as contemplated by or provided for in this Agreement or which would prevent SELLER from fulfilling its obligations under this Agreement.

          (b) Mortgage, pledge or voluntarily subject to lien or other encumbrance any of the Assets; and SELLER shall promptly notify PURCHASER in writing of any lien or encumbrance created against any of the Assets of SELLER of which SELLER becomes aware.

          (c)  Sell or transfer any of the Assets.

          5.1.2 Consents. SELLER shall use its best efforts to procure all consents, approvals or waivers which must be obtained by SELLER and which are necessary for completion of the transactions described herein, including using all reasonable efforts to obtain all required consents of any governmental agency or body issuing any permits, licenses or other governmental authorizations affecting SELLER.

          5.1.3 Closing Documents. SELLER shall cause the following documents to be delivered to PURCHASER at or before the Closing:

          (a) The Assignment and Bill of Sale, executed by SELLER in substantially the form of Schedule 5.5(a) attached hereto and made a part hereof.

          (b)  The Assignments of Contracts, in substantially the form of
Schedule 5.5(b) attached hereto and made a part hereof.

          (c) The Assignments of Leases, in substantially the form of Schedule 5.5(c) attached hereto and made a part hereof.

     5.2 COVENANTS AND AGREEMENTS OF PURCHASER. PURCHASER covenants and agrees that it will comply with each of the covenants and agreements set forth in this paragraph 5.2, the fulfillment of each of which shall constitute a condition precedent to SELLER's obligations to sell the Assets at the Closing.

          (a) Consents. PURCHASER agrees to use its best efforts to procure all necessary consents, approvals, or waivers which must be

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obtained by PURCHASER or are necessary for completion of the transactions described herein on or prior to the Closing.

     5.3 MUTUAL COVENANTS AND AGREEMENTS. PURCHASER, and SELLER mutually agree as follows:

          (a) Allocation of the Total Aggregate Purchase Price. The parties shall on or before the Closing Date allocate the Total Aggregate Purchase Price to the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations thereunder and each shall timely file with the Secretary of the Treasury and information required to be furnished thereunder.

          (b) Accounting and Attorneys Fees. PURCHASER, and SELLER shall each pay their own respective expenses including, but not limited to, appraisal, legal and accounting fees attendant or incidental to the negotiation, preparation and Closing of the transactions contemplated by this Agreement.

          (c) Computation of Time. Any time period to be computed pursuant to this Agreement shall be computed by the number of days stipulated, excluding the first and including the last day of such period.

          (d) Retention of Liabilities. SELLER shall retain and be responsible for (i) any debts, obligations or liabilities whether actual or contingent, known or unknown arising out of medical malpractice or products liability, and related claims made by or on behalf of patients of the Surgery Center to the extent that such claims arise out of actions or omissions occurring prior on or prior to the Effective Date; (ii) any debts, obligations or liabilities of SELLER or any person or entity affiliated with SELLER arising as the result of the termination by SELLER prior to the Effective Date of any contract whether or not listed in Schedule 1.1(f), nor shall PURCHASER be required to defend any suit or claim arising out of any act, omission or transaction by SELLER or any person or entity affiliated with SELLER regardless of whether any such liability or obligation corresponds to any Assets purchased by PURCHASER under this Agreement; (iii) termination payments, severance benefits or other amounts payable (except for vacation and sick leave amounts for employees of SELLER as are scheduled on Schedule 1.2 hereto which will be borne by PURCHASER) to employees of SELLER under SELLER's employment contracts, compensation plans or severance policies or as required by applicable law or regulation; and (iv) obligations and liabilities relating to the Surgery Center business which were incurred during the period from the date of the last financial statements delivered to PURCHASER and the Closing Date outside the ordinary course of the Surgery Center business (collectively,

"Retained Liabilities"). PURCHASER shall not assume, or otherwise be responsible for, any Retained Liabilities.

          (e) Survival of Warranties and Representations. Unless otherwise specifically provided to the contrary or unless the text of this Agreement clearly dictates otherwise, each of the covenants and agreements of the parties hereto shall survive the Closing of this transaction and delivery of all Closing documents and shall be fully enforceable against the party or parties sought to be charged with any breach hereof for a period of forty-eight (48) months from the Closing.

          (f) Taxes. SELLER shall pay when due all ad-valorem property taxes for the Assets from January 1 to the Effective Date, and for the year 1997 and prior years. PURCHASER shall pay when due all ad-valorem property taxes from the Effective Date and all subsequent years.

          (g) Time of the Essence. The parties hereto declare that time shall be of the essence in the performance of this Agreement and the terms and conditions set forth herein.

          (h) Condition of Assets. PURCHASER and SELLER acknowledge the Assets to be transferred at the Closing are transferred "AS IS" and "WHERE IS", with no warranties of any kind except for the warranty of title by, through, or under seller and with a warranty of quantity with respect to and only with respect to the items set forth on Schedules 1.1(c) and 1.1(d) SELLER DOES HEREBY DISCLAIM ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. PURCHASER acknowledges that on or prior to the Closing Date it has had an opportunity to inspect the Assets.

          (i) Entire Agreement. This Agreement sets forth the entire understanding and agreement between the parties pertaining to the sale of the Assets and shall be binding upon the parties, their subsidiaries, affiliates, successors and permitted assigns. All prior negotiations, agreements and understandings as to the transactions contemplated in this Agreement are superseded hereby. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (j) Conflict of Interest. This Agreement has been prepared by counsel representing PURCHASER in the transactions contemplated by this Agreement. Seller was represented by independent counsel.

        5.4  THIS SECTION INTENTIONALLY OMITTED

     5.5 Forwarding of Telephone Calls. PURCHASER shall refer to SELLER all telephone calls pertinent to SELLER received by PURCHASER after the Closing Date.

     5.6 Risk of Loss. The risk of loss of, or damage to, the Assets shall be upon SELLER until the date and time of the Closing. If any portion of the Assets with a value in the aggregate of $15,000.00 or less, based on the net book value of the Assets as reflected on the books of SELLER, are partially or totally damaged or destroyed prior to the date and time of the Closing, PURCHASER shall continue under this Agreement and receive the proceeds of any insurance payable in connection with said damage or destruction. In the event any of the Assets valued in excess of $15,000.00 shall be damaged or destroyed, SELLER shall immediately and with forty-eight (48) hours thereafter notify PURCHASER thereof in writing and PURCHASER shall have the option upon written notice to SELLER to
(i) terminate this Agreement and thereafter the same shall be null and void and each party released and discharged from any liability hereunder, or (ii) PURCHASER may elect to continue under this Agreement and receive the proceeds of any insurance payable in connection with said damage or destruction.


                                  ARTICLE VI

                      CONDITIONS PRECEDENT TO OBLIGATIONS


     6.1 Conditions to SELLER's Obligations. The obligations of SELLER to make the deliveries contemplated at the Closing shall, in addition to conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by SELLER:

          (a) Corporate Existence. PURCHASER shall have furnished to SELLER, on the Closing Date, (i) a Certificate of Corporate Existence issued by the Office of the Secretary of State of Texas, dated not more than thirty (30) days prior thereto, setting forth that PURCHASER is duly organized under the laws of the State of Texas, and (ii) a Certificate of Good Standing issued by the Office of the Comptroller of the State of Texas, dated not more than sixty (60) days prior thereto, setting forth that PURCHASER is in good standing under the laws of the State of Texas.

          (b) PURCHASER's Corporate Authority. PURCHASER shall have furnished to SELLER on or before the Closing Date, a copy of a corporate resolution duly adopted by the members of PURCHASER, authorizing the purchase of the Assets from SELLER pursuant to the terms and conditions of this Agreement, including, without limitation, authorization for the execution and delivery by PURCHASER to SELLER of this Agreement, which copy shall be duly certified by the Secretary of the PURCHASER and otherwise be in form and content satisfactory to counsel for SELLER.

          (c) Correctness of Representations and Warranties. All the representations and warranties of PURCHASER, in this Agreement shall be true and complete in all respects on the Closing Date as though such representations and warranties were made on said date.

          (f) Performance of Covenants and Agreements. All covenants and agreements of PURCHASER, contained in this Agreement and required to be performed by PURCHASER, on or before the Closing Date shall have been performed in all material respects.

          (g) Closing Documents. PURCHASER shall have furnished to SELLER, at the Closing, all documents required to be furnished to SELLER by PURCHASER, under the terms of this Agreement.

          (h) Additional Closing Documents. PURCHASER shall have delivered to SELLER at or prior to Closing such documents as SELLER may reasonably request to enable SELLER to determine whether the conditions to PURCHASER's obligations under this Agreement have been met and otherwise carry out the provisions of this Agreement.

          (i)  No Legal Bar.

          (a) There shall not have been instituted or threatened any legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

          (b) None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

          (j) Purchase Price Documents. PURCHASER shall have furnished to SELLER all documents required by Section 2 of this Agreement.

     6.2 Conditions to Obligations of PURCHASER The obligations of PURCHASER to make the deliveries contemplated at the Closing shall, in addition to conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by PURCHASER:

          (a) Representations, Warranties and Covenants. All the SELLER's representations and warranties set forth in Section 4.2 of this Agreement shall have been true and complete in all respects on the Closing Date as though such representations and warranties were made on said date.

          (b) Consents. All consents and waivers necessary to the consummation of the transactions contemplated hereby and for the operation of the Surgery Center business by PURCHASER shall have been obtained.

          (c) Government Licenses. Seller will assign any and all regulatory, administrative or other governmental approvals, licenses, clearances, provider numbers and certificates which seller has and may properly assign necessary for the operation of the Surgery Center business, including, without limitation, all applicable Medicare and Medicaid certifications and all approvals for participation in the Texas Medicare and Medicaid Program. In addition, SELLER shall have obtained reasonable assurances from the appropriate governmental authorities that no material structural alterations to the Surgery Center facility will be required by such governmental authorities.

          (d)  No Legal Bar.

          (i) There shall not have been instituted or threatened any legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

          (ii) None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

          (e) Due Diligence(e) PURCHASER and its representatives shall have conducted a due diligence review of SELLER's books and records, financial statements, and other records and accounts, and in the sole discretion of PURCHASER, PURCHASER shall be satisfied on the basis of such review that there has been no breach of the representations and warranties or the pre-closing covenants of SELLER made pursuant to this Agreement. Such review shall have no effect whatsoever on the liability of SELLER to PURCHASER under this Agreement or otherwise for breach of any representations, warranties, or covenants of SELLER hereunder.

          (f) Evidence of Title PURCHASER shall have received evidence, at or prior to the Closing Date, satisfactory to it of

SELLER's title to all of the Assets and right to fully convey all the Surgery Center Assets and to assign the Facility Lease, in each case, free and clear of any lien, encumbrances, restrictions on transfer or the like.

          (g) Certificates. SELLER shall furnish PURCHASER with such certificates of its officers and others to evidence compliance with the conditions set forth in this Section 6.2 as may be reasonably requested by PURCHASER.

          (h) Other Documents. The Noncompetition and Confidentiality Agreement has been executed and delivered, in each case, by all of the parties thereto.

                                  ARTICLE VII

                             BULK SALES COMPLIANCE

     7.1 Bulk Sales Compliance. PURCHASER hereby waives compliance by SELLER with the provisions of the Bulk Sales Law of any state. SELLER warrants and agrees to pay and discharge when due all claims of creditors are asserted against PURCHASER by reason of such noncompliance. SELLER shall indemnify and hold PURCHASER harmless from, against and in respect of (and shall on demand reimburse PURCHASER for) any damages suffered or incurred by PURCHASER by reason of the failure of SELLER to pay or discharge such claims.


                                 ARTICLE VIII

                                INDEMNIFICATION

          8.1 Indemnification by SELLER SELLER hereby agrees to indemnify, defend and hold harmless PURCHASER and its successors and permitted assigns at any time after the Closing from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by or PURCHASER, directly or indirectly, by reason of or resulting from
(i) a breach of any agreement of SELLER contained in or made pursuant to this Agreement and (ii) a breach by SELLER of any repre sentation or warranty to PURCHASER contained in or made pursuant to this Agreement.

          8.2 Indemnification by PURCHASER PURCHASER hereby agrees to indemnify, defend and hold harmless SELLER, its successors and permitted assigns at any time after the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by SELLER, directly or indirectly, by reason of or resulting from (i) a breach of any agreement of PURCHASER contained in or made pursuant to this Agreement and (ii) a breach by PURCHASER of any representation or warranty to SELLER contained in or made pursuant to this Agreement.

          8.3  Procedure for Indemnification.

          (a) In General. If PURCHASER or SELLER determines to seek indemnification for Damages under this Article VIII (the party seeking such indemnification hereinafter referred to as the "Indemnified Party," the party against whom such indemnification is sought is hereinafter referred to as the "Indemnifying Party" and the claim for which such party is seeking such indemnification is hereinafter referred to as the "Indemnifiable Claim") the Indemnified Party shall give notice (a "Claim Notice") to the Indemnifying Party as promptly as practicable after becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based. The Claim Notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party.

          (b) Third-Party Claims. If any lawsuit or enforcement action is filed against any Indemnified Party, a Claim Notice shall be given to the Indemnifying Party as promptly as practicable; provided, however, the failure of any Indemnified Party to give timely notice shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnify hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action; (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense unless the named parties to such action or proceeding includes both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which case the Indemnified Party shall also have the right to employ its own counsel in any such case with the reasonable fees and expenses of such counsel being borne by the Indemnifying Party; and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. Notwithstanding anything in this Article VIII to the contrary, (i) if there is a reasonable probability than an Indemnifiable Claim may materially and adversely affect the Indemnified Party, other than as a result of money damages or other money payments, the Indemnified Party shall have the right to participate in such defense, compromise or settlement and the Indemnifying Party shall not, without the Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Indemnifiable Claim.

     If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the Indemnified Party will (upon delivering such notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such third party claim on behalf of and for the account and risk of the Indemnifying Party.

                                  ARTICLE IX

                                 MISCELLANEOUS

          9.1 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          If to SELLER, addressed to:

          Dan Cepero
          4241 Tanglewood
          Odessa, Texas 79762

          Bryan Neil Linch
          Todd, Barron & Thomason, P.C.
          3800 East 42/nd/ Street, Suite #409
          Odessa, TX  79762-5982


          If to PURCHASER, addressed to:

          Amedisys Surgery Centers, LC
          3029 S. Sherwood Forest Boulevard, Suite 300
          Baton Rouge, LA 70819

          With a copies to:

          Ambulatory Systems Development of Texas, Inc.
          7617 Arborgate
          Dallas, Texas 75231
          Attn:  Joseph S. Zasa, President

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

          9.2 Captions. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

          9.3  Waivers.    No waiver of any of the provisions of this Agreement
shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          9.4 No Third-Party Beneficiaries. Except as otherwise expressly provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

          9.5 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          9.6 Severability If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          9.7 Remedies of PURCHASER. SELLER agree that the Surgery Center Assets are unique and not otherwise readily available to PURCHASER.
Accordingly, SELLER acknowledges that, in addition to all other remedies to which PURCHASER is entitled, PURCHASER shall have the right to enforce the terms of this Agreement by a decree of specific performance; provided, that PURCHASER is not in material default hereunder.

          9.8 Governing Law. This Agreement shall be construed and enforced pursuant to the laws of the State of Texas, except to the extent preempted or governed by the laws of the United States of America. In the event of a legal dispute arising from or pertaining to this Agreement, it is agreed that the venue shall be Dallas County, Texas.

          9.9 Attorneys' Fees If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by and through their duly authorized representatives on the date first above written.

               "PURCHASER"

               AMEDISYS SURGERY CENTERS, LC
               A TEXAS LIMITED LIABILITY COMPANY


               By:  /s/ Melany Pierson
                    ---------------------------------------

               Its: President
                    _______________________________________



               "SELLER"

               PERMIAN SURGICAL CENTER, INC.
               a Texas corporation

               /s/ Daniel Cepero, M.D., President
               -----------------------------------------------------
               Daniel Cepero, M.D., President